                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Under Rule Section 240.14a-12

                            CENTURY ALUMINUM COMPANY
                (Name of Registrant as Specified In Its Charter)

       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     1)  Title of each class of securities to which transaction applies:     N/A

     2)  Aggregate Number of securities to which transaction applies:        N/A

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
         filing fee is calculated and state how it was determined):          N/A

     4)  Proposed maximum aggregate value of transaction:                    N/A

     5)  Total fee paid:                                                     N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:                                             N/A

     2)  Form, Schedule or Registration Statement No.:                       N/A

     3)  Filing Party:                                                       N/A

     4)  Date Filed:                                                         N/A

                                                                Preliminary Copy
                                                              Dated May 16, 2003
                             [CENTURY ALUMINUM LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 24, 2003

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Century Aluminum Company (the "Company") will be held at 9:00 a.m., local time, on Tuesday, June 24, 2002, at the Executive Offices of the Company, 2511 Garden Road, Suite 200, Monterey, California, for the following purposes:

         1. To elect three (3) directors to serve for a term of three (3) years expiring at the Annual Meeting of Stockholders to be held in 2006;

         2. To consider and act upon a proposal to amend the Restated Certificate of Incorporation of the Company to increase the maximum number of directors authorized to serve on the Board of Directors from nine (9) to eleven (11);

         3. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2003; and

         4. To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on May 9, 2003, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders and at any adjournments or postponements thereof.

                                             By Order of the Board of Directors,



                                             Gerald J. Kitchen
                                             Executive Vice President,
                                             General Counsel,
                                             Chief Administrative Officer
                                             and Secretary

Monterey, California
May __, 2003

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT
IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
--------------------------------------------------------------------------------

                            CENTURY ALUMINUM COMPANY

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 24, 2003

GENERAL

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Century Aluminum Company, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on June 24, 2003, commencing at 9:00 a.m., local time, at the Executive Offices of the Company, 2511 Garden Road, Suite 200, Monterey, California, and at any adjournments or postponements thereof. The matters to be considered and acted upon at the meeting are described below in this Proxy Statement.

     The principal executive offices of the Company are located at 2511 Garden Road, Suite 200, Monterey, California 93940. The approximate mailing date of this Proxy Statement and the accompanying proxy card is May __, 2003.

VOTING RIGHTS AND VOTES REQUIRED

     Only stockholders of record at the close of business on May 9, 2003, will be entitled to notice of and to vote at the Annual Meeting. As of such record date, the Company had outstanding 21,070,210 shares of common stock. Each stockholder is entitled to one vote for each share of common stock held. The holders of a majority of the outstanding shares will constitute a quorum for the transaction of business at the meeting. Shares of common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.

     The affirmative vote of the holders of a plurality of the shares of common stock present or represented at the meeting is required for the election of directors. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock as of the record date is required to approve the amendment to the Restated Certificate of Incorporation of the Company to increase the maximum number of directors from nine (9) to eleven (11). The affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting and entitled to vote is required for the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. Shares represented by a properly signed proxy card received pursuant to this solicitation will be voted in accordance with the instructions thereon. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter will have the same legal effect as a vote against the matter. If a broker or nominee holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter.

     A stockholder may revoke a proxy at any time before it is exercised by submitting a later-dated proxy, notifying the Secretary of the Company in writing, or voting in person at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of May 9, 2003 (except as otherwise noted) by: (i) each person known by the Company to be the beneficial owner of five percent or more of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table under the heading "Executive Compensation" below, and (iv) all directors and executive officers of the Company as a group. All of the issued and outstanding shares of the Company's convertible preferred stock are held by Glencore International AG, as described more fully in footnote 2 below.

                   NAME OF BENEFICIAL                              AMOUNT AND NATURE OF
                         OWNER                                     BENEFICIAL OWNERSHIP(1)  PERCENTAGE OF CLASS
                   ------------------                              -----------------------  -------------------
Glencore International AG .....................................         9,320,089(2)                41.5
FMR Corp. .....................................................         2,065,860(3)                 9.8
Dimensional Fund Advisors Inc. ................................         1,533,300(4)                 7.3
David W. Beckley ..............................................           125,723(5)                  *
Roman A. Bninski ..............................................            20,500(6)                  *
Craig A. Davis ................................................           323,595(7)                 1.5
Robert E. Fishman .............................................             3,333(8)                  *
John C. Fontaine ..............................................            20,750(9)                  *
E. Jack Gates .................................................            23,537(10)                 *
William R. Hampshire ..........................................            17,400(11)                 *
Gerald J. Kitchen .............................................           119,010(12)                 *
Gerald A. Meyers ..............................................           195,920(13)                 *
John P. O'Brien ...............................................            19,000(14)                 *
Stuart M. Schreiber ...........................................            16,000(15)                 *
Willy R. Strothotte ...........................................            20,500(16)                 *
All directors and executive officers as a group (15 persons)...           985,933(17)                4.6

--------------------------------
* Less than one percent.

(1) Each individual or entity has sole voting and investment power, except as otherwise indicated.

(2) Based upon information set forth in a Schedule 13D filing dated April 12, 2001, Glencore International AG beneficially owns such shares through affiliates, including Glencore AG, which directly owns 9,320,089 shares, including 7,925,000 shares of common stock and 500,000 shares of Century's convertible preferred stock (the "Convertible Preferred Stock"). The Convertible Preferred Stock is convertible at any time, at the option of the holder, into 1,395,089 shares of Century common stock. The business address of each of Glencore International AG and Glencore AG is Baarermattstrasse 3, P.O. Box 777, CH 6341, Baar, Switzerland.

(3) Based upon information as of December 31, 2002, as set forth in a Schedule 13G filing dated February 13, 2003, FMR Corp. has sole voting power with respect to 1,605,140 shares and sole investment power with respect to 2,065,860 shares. The business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(4) Based upon information as of December 31, 2002, set forth in a Schedule 13G filing dated February 12, 2003, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, has sole voting and investment power with respect to such shares. All of these shares are owned by advisory clients of Dimensional and Dimensional disclaims beneficial ownership of all such shares. The business address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(5)  Includes 80,000 shares which are subject to presently exercisable options.

(6) Includes 20,500 shares which are subject to options presently exercisable or exercisable in 60 days.

(7) Includes 150,000 shares which are subject to presently exercisable options. Excludes 9,320,089 shares beneficially owned by Glencore International AG, of which Mr. Davis is a director.

(8)  Includes 3,333 shares which are subject to options presently exercisable.

(9) Includes 250 shares owned jointly with Mr. Fontaine's wife. Also includes 20,500 shares which are subject to options presently exercisable or exercisable within 60 days.

                                         (Footnotes continued on following page)

----------------------
(Footnotes continued from previous page)

(10) Includes 20,000 shares which are subject to options presently exercisable or exercisable within 60 days.

(11) Includes 4,500 shares which are subject to options presently exercisable or exercisable within 60 days. Also includes 5,400 shares owned by Mr. Hampshire's wife.

(12) Includes 61,666 shares which are subject to options presently exercisable.

(13) Includes 100,000 shares which are subject to presently exercisable options.

(14) Includes 14,000 shares which are subject to options presently exercisable or exercisable within 60 days.

(15) Includes 16,000 shares which are subject to options presently exercisable or exercisable within 60 days.

(16) Includes 20,500 shares which are subject to options presently exercisable or exercisable within 60 days. Excludes 9,320,089 shares beneficially owned by Glencore International AG, of which Mr. Strothotte is the Chairman.

(17) Includes 530,166 shares which are subject to options presently exercisable or exercisable within 60 days. Excludes 9,320,089 shares beneficially owned by Glencore International AG.

                            1. ELECTION OF DIRECTORS

     The Company's Board of Directors consists of nine members, divided into three classes: Class I, Class II and Class III. Directors in each such class are elected to serve for three-year terms, with each class standing for election in successive years. At the Annual Meeting, three Class I Directors will be elected to serve until the third succeeding Annual Meeting of the Stockholders of the Company in 2006. If no direction is given to the contrary, all proxies received by the Board of Directors will be voted "FOR" the election as director of each of the nominees identified below. In the event that any nominee declines or is unable to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxies. Each of the nominees hereinafter named has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any of the nominees will not be available to serve. Set forth below is certain information concerning the three nominees for election and the other directors of the Company with unexpired terms of office. Each nominee is currently a director of the Company.

     NOMINEES FOR ELECTION OF CLASS I DIRECTORS WITH TERMS TO EXPIRE IN 2006

                                                   BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION OR       DIRECTOR
    NAME AND AGE                                 EMPLOYMENT DURING PAST 5 YEARS; OTHER DIRECTORSHIPS       SINCE
    ------------                                 ---------------------------------------------------       -----
Roman A. Bninski .................   57         Partner, law firm of Curtis, Mallet-Prevost, Colt &        1996
                                                Mosle LLP, New York, New York since 1984.

Stuart M. Schreiber  .............   49         Founder and Managing Director of Integis, Inc. since       1999
                                                1997; former partner of Heidrick & Struggles from
                                                1988 to 1997.

Willy R. Strothotte (1)...........   59         Chairman of the Board of Glencore International AG         1996
                                                since 1994 and Chief Executive Officer from 1993 to
                                                December 2001; Chairman of the Board of Xstrata AG
                                                (formerly Sudelektra Holding AG) since 1990.

                 CLASS II DIRECTORS WITH TERMS TO EXPIRE IN 2004

                                                   BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION OR       DIRECTOR
      NAME AND AGE                               EMPLOYMENT DURING PAST 5 YEARS; OTHER DIRECTORSHIPS       SINCE
      ------------                               ---------------------------------------------------       -----
John C. Fontaine (1)(2)(3)........   71         Of Counsel, law firm of Hughes Hubbard & Reed LLP          1996
                                                since January 2000 and partner from July 1997 to
                                                December 1999; President of Knight-Ridder, Inc. from
                                                July 1995 to July 1997; Chairman of the Samuel H.
                                                Kress Foundation.

Gerald A. Meyers..................   53         President and Chief Executive Officer of the Company       1995
                                                since January 2003, President and Chief Operating
                                                Officer of the Company from August 1995 to December
                                                2002; former President and Chief Operating Officer
                                                of Century Aluminum of West Virginia, Inc.

John P. O'Brien (1)(2)(3).........   61         Managing Director of Inglewood Associates Inc. since       2000
                                                1990; Chairman of Allied Construction Products
                                                since March 1993; Chairman and CEO of Jeffrey Mining
                                                Products L.P. from October 1995 to June 1999;
                                                Director of American Italian Pasta Co. from March
                                                1997 to November 2002 and Director of International
                                                Total Services, Inc. from August 1999 to January
                                                2003.

                CLASS III DIRECTORS WITH TERMS TO EXPIRE IN 2005

                                                   BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION OR       DIRECTOR
         NAME AND AGE                            EMPLOYMENT DURING PAST 5 YEARS; OTHER DIRECTORSHIPS       SINCE
         ------------                            ---------------------------------------------------       -----
Craig A. Davis ...................   62         Chairman of the Board of the Company since August          1995
                                                1995; Chairman and Chief Executive Officer of the
                                                Company from August 1995 to December 2002; Director
                                                of Glencore International AG since December 1993 and
                                                Executive of Glencore International AG from September
                                                1990 to June 1996.

Robert E. Fishman, Ph.D. (3)(4)...   51         Senior Vice President of Calpine Corporation since         2002
                                                2001; President of PB Power, Inc. from 1998 to 2001
                                                and Senior Vice President from 1991 to 1998.

William R. Hampshire (2)..........   75         Vice-Chairman of the Board of the Company since            1995
                                                August 1995; independent consultant since 1990; former
                                                President and Chief Executive Officer of Howmet
                                                Aluminum Corporation.

-------------------------------------

(1)  Member of Nominating Committee.

(2)  Member of Compensation Committee.

(3)  Member of Audit Committee.

(4)  Dr. Fishman was elected to the Board in December 2002.

     BOARD AND BOARD COMMITTEE MEETINGS; DIRECTORS' COMPENSATION

     The entire Board of Directors met three times during 2002, and each director attended all of those meetings in person or by telephone, with the exception of Mr. Strothotte, who did not participate in the March 11, 2002 Board of Directors meeting, and Dr. Fishman, who joined the Board on December 13, 2002 and attended one Board meeting in 2002. In addition, there was one meeting of the Board's outside directors, Messrs. Fontaine, Hampshire, O'Brien and Schreiber, and each of those directors attended the meeting in person or by telephone. Dr. Fishman, who is also an outside director, was elected to the Board after the date of the outside directors' meeting and therefore did not attend. The Board of Directors has appointed an Audit Committee, a Compensation Committee and a Nominating Committee to assist in handling the various functions of the Board. Each director serving on a Board Committee attended all meetings of the Board Committee(s) on which he served, either in person or by telephone.

     The Audit Committee members are Messrs. Fishman, Fontaine and O'Brien. During 2002, Mr. Bninski, an outside director, was also a member of the Audit Committee. The Audit Committee oversees the financial reporting process for which management is responsible, reviews with the auditors the scope and results of the audit, reviews with the Company's internal auditors the scope and results of the Company's internal audit procedures, approves the engagement of independent auditors for non-audit services, monitors the independence of the auditors, considers the range of audit and non-audit fees, reviews and discusses with the Company's independent auditors and management the effectiveness of the Company's system of internal accounting controls, and makes inquiries into other matters within the scope of its duties. In 2002, the Audit Committee held four meetings.

     The members of the Compensation Committee are Messrs. Fontaine, Hampshire and O'Brien. During 2002, Mr. Schreiber, an outside director, was also a member of the Compensation Committee. The Compensation Committee reviews and establishes the compensation of the Company's executive officers and has oversight responsibility for administering and awarding grants under the Company's 1996 Stock Incentive Plan. In 2002, the Compensation Committee held three meetings.

     The Nominating Committee members are Messrs. Fontaine, O'Brien and Strothotte. The Nominating Committee, which met once in 2002, is responsible for recruiting and recommending candidates for election to the Company's Board of Directors. The Nominating Committee will consider nominees recommended by stockholders and submitted in accordance with those provisions in the Company's Restated By-laws which relate to stockholder proposals.

     Directors who are full-time salaried employees of the Company are not compensated for their service on the Board or on any Board Committee. Non-employee directors receive an annual retainer of $25,000 for their services, except for the Vice-Chairman, who receives an annual retainer of $30,000. In addition, each non-employee director received a fee of $1,000 during 2002 for each Board or Board Committee meeting attended. At its meeting held on December 13, 2002, the Board authorized an increase in the meeting fee paid to each non-employee director from $1,000 to $2,000 per meeting, effective January 1, 2003. The Board also authorized an increase in the meeting fee received by the Chairman of the Audit Committee, who will receive $3,000 per Audit Committee meeting attended. All directors are reimbursed for their travel and other expenses incurred in attending Board and Board Committee meetings.

     Under the Company's Non-Employee Directors Stock Option Plan, each director who is not an employee of the Company received a one-time grant of options to purchase 10,000 shares of common stock, and the Vice-Chairman received a one-time grant of options to purchase 25,000 shares of common stock. Such grants for Messrs. Bninski and Hampshire became effective upon the consummation of the Company's initial public offering at an exercise price equal to the initial public offering price, while grants to Messrs. Fishman, Fontaine, Schreiber, Strothotte and O'Brien became effective upon their election as directors at an exercise price equal to the market price of the Company's common stock at such times. One-third of the options vested on the grant date, and an additional one-third will vest on each of the first and second anniversaries of the grant date. In addition, the Non-Employee Directors Stock Option Plan provides for annual grants of options to each non-employee director continuing in office after the annual meeting of stockholders each year at an exercise price equal to the market price of such shares on the date of the grant. During 2002, non-employee directors each received options to purchase 2,000 shares. At the Board meeting held on December 13, 2002, the Board approved an increase in the annual options granted to non-employee directors from 2,000 to 3,000 options, effective January 1, 2003.

     Mr. Strothotte was designated to serve as a director of the Company by Glencore International AG.

EXECUTIVE COMPENSATION

     Summary Compensation Table

     The following table sets forth information with respect to the compensation paid or awarded by the Company to the Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") for services rendered in all capacities during 2000, 2001 and 2002.

                               ANNUAL COMPENSATION

                                                                      OTHER
                                                                      ANNUAL
                                                                      COMPEN-
  NAME AND PRINCIPAL                                                  SATION           ALL OTHER
       POSITION           YEAR     SALARY ($)        BONUS ($)         ($)(1)       COMPENSATION ($)(2)
------------------        ----     ----------       ----------       --------       -------------------
Craig A. Davis (3)        2002     $  729,000       $  390,000             -0-          $     7,200
  Chairman and Chief      2001     $  695,179       $  486,000             -0-          $     6,120
  Executive Officer       2000     $  651,598       $  540,000             -0-          $    16,975

Gerald A. Meyers (4)      2002     $  329,000       $  115,000       $  42,336          $     9,005
  President and Chief     2001     $  312,689       $  157,500       $  31,038          $     7,925
  Operating Officer       2000     $  294,812       $  175,000             -0-          $     9,984

Gerald J. Kitchen         2002     $  261,000       $   85,000             -0-          $    10,665
  Executive Vice          2001     $  248,939       $  122,500       $  25,586          $     9,585
  President, General      2000     $  233,683       $  136,000             -0-          $    13,218
  Counsel, Chief
  Administrative
  Officer and Secretary

David W. Beckley          2002     $  259,000       $   85,000             -0-          $     9,645
  Executive Vice          2001     $  246,720       $  121,250        $ 25,589          $     9,920
  President and Chief     2000     $  231,855       $  134,500        $ 21,267          $     8,950
  Financial Officer

E. Jack Gates(5)          2002     $  189,000       $   80,000             -0-          $     8,016
  Vice President          2001     $  182,292       $  129,914(6)          -0-          $    82,456(7)
                          2000     $   12,329(8)           -0-             -0-                  -0-

-------------------------
(1) Represents reimbursement of interest on funds borrowed to pay estimated taxes due upon the vesting of performance share grants.

(2) All other compensation is comprised of the Company's matching contributions under the Company's Defined Contribution Retirement Plan for each of the Named Executive Officers. In 2002, those contributions were $7,200 for each of Messrs. Davis, Meyers, Kitchen, Beckley and Gates. All other compensation also includes Company paid life insurance premiums in 2002 in the amounts of $1,805, $3,465, $2,445 and $816 for Messrs. Meyers, Kitchen, Beckley and Gates, respectively.

(3) Mr. Davis was succeeded as Chief Executive Officer by Gerald A. Meyers effective January 1, 2003; however, he will remain Chairman of the Board of Directors through 2004.

(4) Mr. Meyers succeeded Craig A. Davis as Chief Executive Officer effective January 1, 2003.

(5)  Mr. Gates was elected Executive Vice President effective April 1, 2003.

(6) Includes $34,782 which represents the dollar value of a special stock grant of 2,645 shares made by the Company to Mr. Gates on December 14, 2001, based on the average sales price of the Company's common stock on the NASDAQ National Market of $13.15 per share on January 2, 2002, the date the shares vested. Also includes accrued dividend equivalents of $132 on such shares which was paid to Mr. Gates upon vesting.

(7) Includes one-time relocation and related costs in the amount of $75,750 relating to Mr. Gates' relocation to Owensboro, Kentucky.

(8)  Mr. Gates joined the Company in December 2000.

     Fiscal Year End Option Value Table

     The following table sets forth information regarding the aggregate number and value of options held by the Named Executive Officers as of December 31, 2002.

                                              NUMBER OF SHARES
                                       UNDERLYING UNEXERCISED OPTIONS      VALUE OF UNEXERCISED OPTIONS
                                         AT DECEMBER 31, 2002 (#)(1)        AT DECEMBER 31, 2002 ($)(2)
                                       ------------------------------      -----------------------------
     NAME                               EXERCISABLE     UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
     ----                               -----------     -------------      -----------     -------------
Craig A. Davis                            150,000               0                --                --
Gerald A. Meyers                          100,000               0                --                --
Gerald J. Kitchen                          61,666               0                --                --
David W. Beckley                           80,000               0                --                --
E. Jack Gates                              13,333           6,667            $4,800          $  2,400

-------------------

(1) The options shown in the table for Messrs. Davis, Meyers, Kitchen and Beckley were granted in March 1996 at an exercise price of $13.00 per share. The options became exercisable in three installments: one-third on the date of grant and one-third on each of the first and second anniversaries of the date of grant. The options shown in the table for Mr. Gates were granted in December 2000 at an exercise price of $7.05 per share. One-third became exercisable in June 2001, one-third became exercisable in June 2002, and the remaining one-third will become exercisable in June 2003.

(2) Value is calculated by multiplying: (i) the amount by which $7.41 (the last reported sale price of the Company's common stock on the NASDAQ National Market on December 31, 2002) exceeds the option exercise price, by (ii) the number of shares underlying the respective options.

     Long-Term Incentive Plan Awards Table

     The following table sets forth information with respect to performance shares awarded to the Named Executive Officers under the Company's 1996 Stock Incentive Plan (the "Plan"). In accordance with guidelines adopted under the Plan, performance shares were awarded for 1998, the two-year period from 1998 through 1999, and thereafter, for rolling three-year periods beginning with 1998 through 2000. Because the earnings before taxes targets established for the two-year period ending in 1999 and the three-year periods ending in 2000 and 2001 were not met, all of the performance shares for those periods were forfeited. In 2001, the Board of Directors approved an amendment to the guidelines under the Plan that expanded the scope of the Company's performance targets to include, in addition to the achievement of financial targets, achievement of specific operating targets and long-term strategic targets (collectively, the "Award Targets"). The new performance guidelines were implemented beginning with the three-year period 2001 through 2003.

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                                   ESTIMATED FUTURE COMMON STOCK PAYOUTS
                                           PERFORMANCE OR            UNDER NON-STOCK PRICE-BASED PLANS
                                            OTHER PERIOD       ---------------------------------------------
                            PERFORMANCE     MATURATION OR                        TARGET
      NAME                 SHARES (#)(1)       PAYOUT          THRESHOLD (#)     (#)(2)        MAXIMUM (#)(3)
                                                               ---------------------------------------------
Craig A. Davis                73,686          2001-2003             -0-          73,686           110,529
                              58,909          2002-2004             -0-          58,909            88,364

Gerald A. Meyers              32,440          2001-2003             -0-          32,440            48,660
                              25,166          2002-2004             -0-          25,166            37,749

Gerald J. Kitchen             19,765          2001-2003             -0-          19,765            29,648
                              15,586          2002-2004             -0-          15,586            23,379

                                             (Table continued on following page)

(Table continued from previous page)

                                                                   ESTIMATED FUTURE COMMON STOCK PAYOUTS
                                           PERFORMANCE OR            UNDER NON-STOCK PRICE-BASED PLANS
                                            OTHER PERIOD       ---------------------------------------------
                            PERFORMANCE     MATURATION OR                        TARGET
      NAME                 SHARES (#)(1)       PAYOUT          THRESHOLD (#)     (#)(2)        MAXIMUM (#)(3)
                                                               ---------------------------------------------
David W. Beckley              19,564          2001-2003             -0-          19,564            29,346
                              15,420          2002-2004             -0-          15,420            23,130

E. Jack Gates                 11,170          2001-2003             -0-          11,170            16,755
                               9,502          2002-2004             -0-           9,502            14,253

----------------------
(1) Performance shares represent shares of Company common stock that, upon vesting, are issued to the award recipient. Except as described herein, performance shares are forfeited if the award recipient is not employed full-time by the Company at the end of the award cycle period. In the event of death, disability or retirement, the award recipient will receive a pro rata award based upon the number of weeks employed during the award cycle period. To the extent dividends are paid on the Company's common stock, dividend equivalents accrue on performance shares and are paid upon vesting.

(2) Target payouts represent the target number of shares that will vest if the Company achieves its Award Targets in their entirety for the period. The Compensation Committee of the Board of Directors has retained full discretion to modify awards under the guidelines. If Award Targets are not achieved in their entirety, awards may be adjusted downward or eliminated in their entirety. In addition, regardless of performance against Award Targets, the Committee's discretion includes the right to determine that, should circumstances warrant, no award would be payable.

(3) Maximum payouts represent the maximum number of shares that the Compensation Committee is authorized to award if the Company exceeds all of its Award Targets. In cases where the target is exceeded, the number of shares vested in excess of the target number of shares is calculated by converting the excess award into cash and reconverting the excess award into shares at the greater of the share price calculated at the time of the award or the average share price for the month preceding the month in which the shares vest.

     Pension Plan Table

     The Company maintains a non-contributory defined benefit pension plan for salaried employees of the Company who meet certain eligibility requirements. The table on the following page shows estimated annual benefits payable upon retirement in specified compensation and years of service classifications. The figures shown include supplemental benefits payable to the Named Executive Officers, exclusive of benefits payable to participants under the enhanced supplemental retirement plan described below.

                               PENSION PLAN TABLE

                                             YEARS OF CREDITED SERVICE
              -----------------------------------------------------------------------------------------------------
REMUNERATION      5            10           15           20           25           30           35           40
------------  ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
 $  100,000   $    7,500   $   15,000   $   22,500   $   30,000   $   37,500   $   45,000   $   52,500   $   60,000
 $  200,000   $   15,000   $   30,000   $   45,000   $   60,000   $   75,000   $   90,000   $  105,000   $  120,000
 $  300,000   $   22,500   $   45,000   $   67,500   $   90,000   $  112,500   $  135,000   $  157,500   $  180,000
 $  400,000   $   30,000   $   60,000   $   90,000   $  120,000   $  150,000   $  180,000   $  210,000   $  240,000
 $  500,000   $   37,500   $   75,000   $  112,500   $  150,000   $  187,500   $  225,000   $  262,500   $  300,000
 $  600,000   $   45,000   $   90,000   $  135,000   $  180,000   $  225,000   $  270,000   $  315,000   $  360,000
 $  700,000   $   52,500   $  105,000   $  157,500   $  210,000   $  262,500   $  315,000   $  367,500   $  420,000
 $  800,000   $   60,000   $  120,000   $  180,000   $  240,000   $  300,000   $  360,000   $  420,000   $  480,000
 $  900,000   $   67,500   $  135,000   $  202,500   $  270,000   $  337,500   $  405,000   $  472,500   $  540,000
 $1,000,000   $   75,000   $  150,000   $  225,000   $  300,000   $  375,000   $  450,000   $  525,000   $  600,000
 $1,100,000   $   82,500   $  165,000   $  247,500   $  330,000   $  412,500   $  495,000   $  577,500   $  660,000
 $1,200,000   $   90,000   $  180,000   $  270,000   $  360,000   $  450,000   $  540,000   $  630,000   $  720,000
 $1,300,000   $   97,500   $  195,000   $  292,500   $  390,000   $  487,500   $  585,000   $  682,500   $  780,000
 $1,400,000   $  105,000   $  210,000   $  315,000   $  420,000   $  525,000   $  630,000   $  735,000   $  840,000

     The plan provides lifetime annual benefits starting at age 62 equal to twelve (12) multiplied by the greater of: (i) 1.5% of final average monthly compensation multiplied by years of credited service (up to 40 years), or (ii) $22.25 multiplied by years of credited service (up to 40 years), less the total monthly vested benefit payable as a life annuity at age 62 under plans of a predecessor. Final average monthly compensation means the highest monthly average for 36 consecutive months in the 120-month period ending on the last day of the calendar month completed at or prior to a termination of service. Participants' pension rights vest after a five-year period of service. An early retirement benefit (actuarially reduced beginning at age 55) and a disability benefit are also available.

     The compensation covered by the plan includes all compensation, subject to certain exclusions, before any reduction for 401(k) contributions, subject to the maximum limits under the Internal Revenue Code of 1986, as amended (the "Code"). The years of credited service for Messrs. Davis, Meyers, Kitchen, Beckley and Gates at December 31, 2002, were approximately 10, 10, 7, 7 and 2, respectively.

     Enhanced Supplemental Retirement Plan

     The Company adopted an enhanced supplemental retirement benefit plan (the "Enhanced SRP") in 2001 in order to permit selected senior executives to achieve estimated levels of retirement income when, due to the executive's age and potential years of service at normal retirement age, benefits under the Company's existing qualified and nonqualified defined benefit pension plans are projected to be less than a specified percentage of the executive's estimated final average annual pay. Messrs. Davis, Meyers, Kitchen and Beckley were selected to participate in this plan at fifty percent (50%) of their estimated final average compensation during each executive's final five years of service. The Company believes this level of retirement benefits is commensurate with retirement benefits paid to senior executives of comparable companies. Under the Enhanced SRP, these senior executives will be entitled to receive an annual supplemental retirement benefit in the following amounts if, from January 1, 2001, they remain employed by the Company for a period of four years in the case of Mr. Davis and five years in the cases of Messrs. Meyers, Kitchen and Beckley:
Craig A. Davis, $425,000; Gerald A. Meyers, $200,000; Gerald J. Kitchen, $145,000; and David. W. Beckley, $145,000.

     If an executive's employment is terminated prior to the end of the requisite period, the annual supplemental retirement benefit will be reduced pro rata for each year of employment less than the required four or five years. However, an executive will receive the full benefit in the event of disability, change in control or termination of employment without cause. The Company has invested funds to meet the Enhanced SRP obligations through the purchase of key-man life insurance policies on the lives of the participating executives. The policies are owned by the Company and have been placed in Rabbi Trusts to secure the Company's payment obligations.

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements with each of Messrs. Craig
A. Davis, Gerald A. Meyers, Gerald J. Kitchen and David W. Beckley, effective January 1, 2002, providing for terms of employment of three years. Under the agreements, the base salaries of Messrs. Meyers, Kitchen and Beckley may not be reduced below $340,000, $258,000 and $255,250, respectively. Mr. Davis was succeeded as Chief Executive Officer by Gerald A. Meyers effective January 1, 2003; however, he will remain Chairman of the Board of Directors through 2004. Mr. Davis' employment agreement provided for a base salary of $718,500 for 2002 and $500,000 for 2003 and 2004. The agreements provide that the base salaries may be subject to increases established from time to time by the Board of Directors. In addition, the executives are eligible for bonuses in accordance with the Company's annual incentive plan and stock option grants and performance share awards under the Company's 1996 Stock Incentive Plan. The agreements also provide that the executives will receive, in addition to the Enhanced SRP described above, unfunded supplemental executive retirement benefits in addition to any benefits received under the Company's qualified retirement plans. The supplemental benefit for each executive will be equal to the amount that would normally be paid under the Company's qualified retirement plans if there were no limitations under Sections 415 and 401(a)(17) of the Code and as if the executives were fully vested in the qualified retirement plan benefits. In the event of termination of employment "without cause," the terminated executive will be entitled to receive termination payments equal to 100% of his base salary and bonus (based on the highest annual bonus payment within the prior three years) for the remainder of the term of the agreement (with a minimum of one year's salary plus bonus). Any termination payments under the employment agreements may not be duplicated under the severance compensation agreements described below.

SEVERANCE COMPENSATION ARRANGEMENTS

     The Company has entered into severance compensation agreements with each of Messrs. Craig A. Davis, Gerald A. Meyers, Gerald J. Kitchen and David W. Beckley. The agreements provide that if within 36 months following a change in control of the Company, the executive's employment is terminated either: (i) by the Company for other than cause or disability, or (ii) by such executive for good reason, then such executive will receive a lump sum payment equal to three times the aggregate of the highest base salary and the highest bonus received by such executive in any of the most recent five years. Also, in the event of a change in control, the exercisability of stock options and the vesting of performance shares held by such executives will be accelerated.

     The Code imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or the ownership of a substantial portion of the assets of the corporation, provided that such payments to the individual have an aggregate present value in excess of three times the individual's annualized includible compensation for the base period, as defined in the Code. The agreements provide for additional payments to the executives in order to fully offset any excise taxes payable by an executive as a result of the payments and benefits provided in the severance compensation agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2002, the members of the Board's Compensation Committee were Messrs. John C. Fontaine, William R. Hampshire, John P. O'Brien and Stuart M. Schreiber. Mr. Hampshire served as President and Chief Operating Officer of Century Aluminum of West Virginia, Inc. (formerly Ravenswood Aluminum Corporation and a subsidiary of the Company) from April 1992 through January 1993. As of March 25, 2003, Mr. Schreiber no longer serves on the Company's Compensation Committee due to anticipated changes in the independence standards for compensation committee members. The Company expects that the remaining members of the Compensation Committee will meet the revised independence standards once implemented.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 2002, the Company purchased primary aluminum and alumina from Glencore International AG and its subsidiaries (collectively, "Glencore"). Such purchases, which were made at market prices, aggregated $97.5 million in 2002. During 2002, the Company purchased from Glencore under separate supply agreements all of its alumina requirements for the Ravenswood facility and its 49.67% interest in the Mt. Holly facility under separate supply agreements. The supply agreements for Ravenswood and 54% of the Company's requirements for Mt. Holly run through 2006. The supply agreement for the remaining 46% of the Company's requirements for Mt. Holly runs through January 31, 2008. The Company's alumina purchases from Glencore in 2002 were made on an arms'-length basis at market prices.

     The Company sold primary aluminum to Glencore in 2002. For the year ended December 31, 2002, net sales to Glencore amounted to $107.6 million, including gains and losses realized on the settlement of financial contracts. Sales of primary aluminum to Glencore amounted to 15.1% of the Company's total revenues in 2002. The Company's primary aluminum sales to Glencore in 2002 were made on an arms'-length basis at market prices.

     Throughout 2002, Century was party to a contract to sell Glencore approximately 110 million pounds of primary aluminum produced at the Mt. Holly facility each year through December 31, 2009, at a fixed price (the "Fixed Price Agreement"). In January 2003, the Company and Glencore agreed to terminate the Fixed Price Agreement for delivery of metal for the years 2005 through 2009. Subsequently, the Company and Glencore entered into a new contract for delivery to Glencore of 110 million pounds per year of primary aluminum for the years 2005 through 2009 from the Mt. Holly facility at prices based on the then current market. The price remains fixed for the years 2003 and 2004. In consideration for the above, the Company received $35 million from Glencore. Exclusive of the Fixed Price Agreement, the Company had forward delivery commitments to sell 0.3 million pounds of primary aluminum to Glencore at December 31, 2002.

     As of December 31, 2002, the Company had outstanding forward financial sales contracts with Glencore for 181.0 million pounds of primary aluminum to hedge production in 2003. Current accounting standards provide for cash flow hedge accounting treatment and the effective portion of the unrealized gains and losses on the hedges is recorded in the balance sheet in accumulated other comprehensive income. As of December 31, 2002, the Company had recorded $12.9 million in other comprehensive income related to such contracts. The Company intends to continue to enter into hedging arrangements with Glencore in the future.

     On April 1, 2003, the Company completed the acquisition of the 20% interest in the Hawesville, Kentucky primary aluminum reduction facility which was owned by Glencore, together with Glencore's pro rata interest in certain related assets (collectively, the "20% Hawesville Interest"). Century paid a purchase price of approximately $105 million for the 20% Hawesville Interest (subject to adjustment based on working capital levels), which it financed with approximately $65 million of available cash and a six-year $40 million promissory note payable to Glencore (the "Hawesville Note"). Amounts outstanding under the Hawesville Note bear interest at a rate of 10% per annum and are secured by a first priority security interest in the 20% Hawesville Interest. Until the Hawesville Note matures on April 1, 2009, the Company will make principal and interest payments semi-annually, with principal payments based on the average closing prices for aluminum quoted on the London Metals Exchange for the six month period ending two weeks prior to each payment date. The Company's obligations under the Hawesville Note are guaranteed by each of its consolidated subsidiaries, including Hancock Aluminum LLC ("Hancock"), a wholly-owned subsidiary of the Company which holds the 20% Hawesville Interest.

     Century's purchase of the 20% Hawesville Interest was effected pursuant to the terms of an Asset Purchase Agreement, dated as of April 1, 2003, among Glencore Ltd., Glencore Acquisition I LLC, Hancock and the Company (the "Asset Purchase Agreement"). The terms of the Asset Purchase Agreement, including the purchase price paid for the 20% Hawesville Interest, were determined through arms'-length negotiations between the parties and approved by an independent committee of the Board.

     Glencore originally purchased the 20% Hawesville Interest from Century in April 2001 when Century acquired the Hawesville facility and related assets from Southwire Company ("Southwire"), a privately-held wire and cable manufacturing company. The cash purchase price paid by Glencore to Century in 2001 was $97.8 million. Glencore also assumed direct responsibility for a pro rata portion of certain liabilities and obligations related to the Hawesville facility, including: (i) delivery obligations under the Molten Aluminum Supply Agreement, dated April 1, 2001, between Century and Southwire, (ii) debt service obligations related to $7.8 million in industrial revenue bonds ("IRBs") assumed by Century in connection with the Hawesville Acquisition, (iii) any post-closing payments due Southwire pursuant to the terms of the Company's agreement with Southwire, and (iv) certain other post-closing liabilities and obligations (including environmental) related to the Hawesville facility (collectively, the "Assumed Liabilities").

     Upon the Company's acquisition in April 2003 of the 20% Hawesville Interest from Glencore, the Company assumed all of Glencore's obligations related to the Assumed Liabilities. The Company also issued a promissory note to Glencore to secure any payments Glencore makes as guarantor of a letter of credit the Company posted in April 2001 in support of the IRBs.

     In connection with this acquisition, the Company and Glencore also entered into a 10-year contract commencing January 1, 2004, under which Glencore will purchase 45 million pounds per year of primary aluminum produced at the Ravenswood and Mt. Holly facilities at prices based on then-current markets.

     Mr. Craig A. Davis, Chairman of the Company, is a director of Glencore International AG and was an executive of Glencore International AG and Glencore AG from September 1990 until June 1996.

     Mr. Willy R. Strothotte, a director of the Company, is Chairman of the Board of Directors of Glencore International AG and served as its Chief Executive Officer from 1994 through 2001.

     Mr. Roman A. Bninski, a director of the Company, is a partner of Curtis, Mallet-Prevost, Colt & Mosle LLP, which furnishes legal services to the Company and Glencore.

     Indebtedness of Management

      Until July 30, 2002, the Company sponsored a program whereby it offered full-recourse loans to its executives to pay their tax liability upon the award of stock grants or the vesting of performance shares (the "Tax Loans"). Each Tax Loan is secured by the vested or awarded shares which gave rise to the tax liability and must be repaid on the earlier of: (i) January 2, 2017 (the "Due Date"), (ii) on a pro rata basis, upon the sale of any shares securing the Tax Loan prior to the Due Date, or (iii) one hundred twenty (120) days following the termination of the executive's employment. The Company pays the interest on the Tax Loan for each executive, which is equal to the applicable short-term federal funds rate, compounded semi-annually. During 2002, the following executives participated in the Company's Tax Loan program:

                                                           MAXIMUM AGGREGATE AMOUNT    AGGREGATE TAX LOANS
       NAME                        POSITION                OF TAX LOANS DURING 2002    OUTSTANDING AT 5/9/03
-------------------       ---------------------------      ------------------------    ---------------------
Gerald J. Kitchen         Executive Vice President,               $  390,000                 $ 287,000
                          General Counsel, Chief
                          Administrative Officer and
                          Secretary

Daniel J. Krofcheck       Vice President and Treasurer            $   81,732                 $  81,732

Peter C. McGuire          Vice President and Associate            $   68,992                 $  68,992
                          General Counsel

Steve Schneider           Vice President                          $    7,724                 $   7,724

     Prior to July 30, 2002, as part of the Company's relocation assistance program, the Company offered eligible employees full-recourse loans for the purpose of paying applicable relocation expenses, including expenses related to the purchase of a home. In 2001, Steve Schneider, a Vice President of the Company, obtained $345,000 in loans from the Company in connection with the commencement of his employment with the Company in July 2001. Of that total, $145,000 was evidenced by a demand note, which bore interest at a rate of six percent per annum and which was repaid by Mr. Schneider in April 2002. The remaining $200,000 was borrowed by Mr. Schneider pursuant to the terms of a promissory note, which is secured by a deed of trust on Mr. Schneider's home. The promissory note bears interest at a rate of six percent per annum until July 15, 2003, and thereafter at a rate of eight percent per annum. All unpaid principal and accrued interest due under the promissory note will be immediately due and payable upon the earlier of: (i) July 15, 2006, or (ii) the termination of Mr. Schneider's employment with the Company.

     In order to comply with the requirements of Section 402 of the Sarbanes-Oxley Act of 2002, the Company eliminated its Tax Loan and Executive Officer relocation loan programs effective July 30, 2002. Any loans outstanding under those programs as of such date will be repaid in accordance with their original terms.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     General

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of Messrs. John C. Fontaine, William R. Hampshire and John P. O'Brien, all of whom are independent directors. During 2002, Mr. Stuart M. Schreiber, an outside director, was also a member of the Committee. The Committee reviews and establishes compensation of the Company's executive officers and has oversight responsibility for administering and awarding grants under the Company's 1996 Stock Incentive Plan.

     The Company has a policy of basing a significant portion of the compensation of its executive officers on the operating performance of the Company and its progress toward achieving its long term strategic objectives of increasing and diversifying primary aluminum reduction capacity, lowering its overall costs of production and improving its competitive position in the industry.

     Compensation Philosophy

     The Company's compensation programs are designed to enable the Company and its subsidiaries to attract and retain talented executives and management personnel. In order to do this, the Company believes it must be able to provide management personnel with opportunities for total compensation which are competitive with compensation which would be available from employers with whom the Company competes and companies that are seeking to hire and retain management personnel of similar quality.

     The Company's compensation programs are tied to the overall performance of the Company, as well as business unit and individual performance. Compensation is weighted towards annual incentive awards and long-term performance awards in the form of stock options and performance share units in order to provide "pay-for-performance" and to align management's and stockholders' interests in the enhancement of stockholder value. The three principal components of the Company's "pay-for-performance" executive compensation program are base salary, annual incentive cash bonuses and long-term incentive compensation.

     Base Salary

     The Committee annually reviews the salaries of the Company's executives. Base salary levels are set at levels comparable to and competitive with the salary levels of executives of comparable aluminum and other metals corporations and employers hiring equivalent executive personnel. Actual salary levels for each individual vary based upon a subjective assessment of individual performance, experience, level of responsibility, potential contribution to the Company's future growth and profitability and the financial circumstances of the Company. The Committee has not found it practicable to assign relative weights to specific factors in determining base salary adjustments, and the specific factors used may vary among individual executives. Effective August 1, 2002, the Committee authorized increases in the Named Executive Officers' annual base salaries in amounts ranging from 3.1% to 4.6% percent, which recognized excellent management performance but which also took into account the impact of weaker than expected primary aluminum prices on the Company's financial results.

     Annual Incentive Awards

     The Company has an incentive compensation plan. Under this plan, executive officers (including the Chief Executive Officer) are eligible to receive each year as a bonus, a percentage of their base salary. The plan provides for suggested percentage ranges of 35% to 100% for the Named Executive Officers. Actual awards are made by the Committee on the basis of individual and Company performance and a subjective evaluation by the Committee of individual performance. In assessing the executive officers' 2002 performance, the Committee undertook to give appropriate consideration to the fact that, while weak economic conditions beyond the executive officers' control depressed sales and aluminum prices which resulted in a financial loss for the year and declining equity markets prevented management from completing one of its strategic goals, the individual officers performed very well. Annual incentive awards of $390,000, $115,000, $85,000, $85,000 and $80,000 were paid to Messrs.
Davis, Meyers, Kitchen, Beckley and Gates, respectively, for 2002.

     Long-term Incentive Compensation

     The Committee believes that option grants and performance share awards align executive interests with stockholder interests by creating a direct link between compensation and stockholder return.

     Option grants are made from time to time to executives whose contributions have or will have a significant impact on the Company's long-term performance. The Committee's determination of whether option grants are appropriate each year is made with regard to competitive considerations, and each executive's actual grant is based upon the criteria described in the preceding paragraphs. The size of previous grants and the number of options held are not determinative of future grants. No options were granted to the Named Executive Officers in 2002.

     In 2001, the Committee modified its guidelines governing the granting of performance shares. The guidelines provide for the award of performance shares with performance cycles for successive three-year periods of time. Each award is determined by creating a monetary award within a percentage range of the executive's base salary, and converting the award into performance shares based on the average closing price for the Company's common stock for the month preceding that in which the grant is made. The percentage ranges of base salary are 45% to 100% for the Named Executive Officers. Awards for the 2001-2003 and 2002-2004 performance cycles were granted in 2002. See "Long-Term Incentive Plans--Awards in Last Fiscal Year." Vesting of performance shares is based on the Company's performance relative to achievement of strategic, operating and financial targets, and actual shares vested can range between 0% and 150% of the performance share award. The modified guidelines govern performance share awards with performance cycles ending in 2003 and beyond. Under the guidelines governing performance share awards for the performance cycle ending in 2002, vesting was based upon "earnings before taxes" targets. Based upon 2002 financial results, performance shares for the period 2000-2002 were forfeited.

     Other Compensation and Benefit Matters

     In 2001, the Committee approved a proposal to permit the Company to make loans to executives who have been awarded stock grants in order to enable the executives to pay their income tax liability while retaining the shares granted. Such loans would be full-recourse loans and would be secured by the pledge of the executives' shares. The loans made to certain executives in 2001 are described under "Indebtedness of Management" above. In accordance with recent changes in law, the Company has terminated this loan program, and no new loans will be made to executives.

     Compensation of the Chief Executive Officer

     Mr. Davis served as the Chief Executive Officer through December 31, 2002. Mr. Meyers was elected to fill that position effective January 1, 2003. Mr. Davis' compensation as Chief Executive Officer for 2002 was determined in accordance with the criteria set forth above. See "Executive Compensation -- Summary Compensation Table." The Committee believes that the Chief Executive Officer's compensation appropriately reflected his performance, the Company's financial performance and its progress towards its long-term strategic objectives.

     Income Tax Consequences

     For U.S. income tax purposes, the Company may deduct compensation paid as a result of the exercise of all options granted to the Named Executive Officers. The Company may not, however, deduct portions of salary, bonus and other cash and non-cash compensation in excess of $1 million paid to a Named Executive Officer.

                             Respectfully Submitted,

                           The Compensation Committee

            John C. Fontaine   William R. Hampshire   John P. O'Brien

PERFORMANCE GRAPH

     The following line graph compares the Company's cumulative total return to stockholders with the cumulative total return of the S&P 500 Index and the Media General Aluminum Group Index during the period from December 31, 1997 through December 31, 2002. These comparisons assume the investment of $100 on December 31, 1997 and the reinvestment of dividends.

                            CENTURY ALUMINUM COMPANY
              Comparison of Cumulative Total Return to Stockholders
                   December 31, 1997 through December 31, 2002

          [COMPARISON OF CUMULATIVE TOTAL RETURN TO STOCKHOLDERS CHART]

                                12/31/97   12/31/98   12/31/99   12/31/00   12/31/01   12/31/02
                                --------   --------   --------   --------   --------   --------
S&P 500 Index                    100.00     128.58     155.64     141.46     124.65      97.10
Media General
Aluminum Group Index             100.00      98.10     194.61     154.65     166.29     117.47
Century Aluminum
Company                          100.00      71.08     115.80      89.43     106.58      59.81

AUDIT COMMITTEE REPORT

     The following report of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

     The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of Messrs. Robert E. Fishman, John C. Fontaine and John P. O'Brien, all of whom are independent directors, as that term is defined under National Association of Securities Dealers listing standards. During 2002, Mr. Roman A. Bninski, an outside director, was also a member of the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors. In accordance with its charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

     The Audit Committee's job is one of oversight. The Company's management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Audit Committee does; accordingly, the Audit Committee's oversight role does not include providing any expert or special assurance as to the financial statements and other financial information provided by the Company to its stockholders and others.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence, consistent with "Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence, including the performance of non-audit services, and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

     The Audit Committee met with and discussed with the independent auditors all matters required to be discussed under generally accepted auditing standards, including those described in "Statement on Auditing Standards No. 61, Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

     The Audit Committee met with and discussed with management and the independent auditors the interim financial information contained in each quarterly earnings announcement in 2002 prior to its public release and the audited financial statements of the Company as of and for the year ended December 31, 2002.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder approval, of the independent auditors and the Board concurred in such recommendation.

                             Respectfully Submitted,

                               The Audit Committee

             Robert E. Fishman   John C. Fontaine   John P. O'Brien

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of equity securities of the Company. Such persons are also required to furnish the Company with copies of all such forms.

     Based solely upon a review of the copies of such forms furnished to the Company and, in certain cases, written representations that no Form 5 filings were required, the Company believes that, with respect to the 2002 fiscal year, all required Section 16(a) filings were timely made, except that Mr. Peter C. McGuire, an officer of the Company, inadvertently failed to report certain restricted stock awarded to him in 2000 on his initial Form 3 filing, which was otherwise timely filed upon his becoming a Section 16 reporting person.

              2. AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF
            INCORPORATION TO INCREASE THE MAXIMUM NUMBER OF DIRECTORS

     The Board of Directors has adopted a resolution proposing and declaring advisable the amendment of Article Fifth of the Company's Restated Certificate of Incorporation (the "Charter") to increase the maximum number of directors authorized to serve on the Board from nine to eleven (the "Charter Amendment"). At the same meeting, the Board adopted a resolution authorizing the amendment of the Company's Restated By-laws to make the provisions relating to the number of authorized directors therein consistent with the increase proposed in the Charter Amendment. The Amendment to the Restated By-laws will only be effective if the Company's stockholders approve the proposed Charter Amendment.

     Article Fifth of the Charter currently provides that the number of directors authorized to serve on the Board shall be not less than three nor more than nine, with the exact number of directors serving on the Board to be fixed by the Board from time to time. The Board currently has nine directors. Upon approval by the stockholders, the proposed amendment to the Charter would permit the Board to increase the number of directors authorized to serve on the Board to eleven. The Board believes that the proposed increase would provide the Company with the flexibility to recruit up to two additional directors with business experience and knowledge that would be beneficial to the Company. In addition, the proposed increase would afford the Company greater flexibility to comply with recent or proposed changes to the independence standards applicable to the Board and certain of its committees.

     If the Charter Amendment is approved by the stockholders, the Charter would be amended by replacing the first sentence of Article Fifth, paragraph (1) with the following:

         "The business and affairs of the Corporation shall be managed under the direction of the Board of Directors consisting of not less than three
         (3) nor more than eleven (11) directors."

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE CHARTER AMENDMENT.

             3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, on the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP ("Deloitte") to act as the Company's independent auditors for the current fiscal year, subject to the ratification of such appointment by the affirmative vote of the holders of a majority of shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting. If no direction is given to the contrary, all proxies received by the Board of Directors will be voted "FOR" ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

     Audit Fees. The aggregate fees for professional services rendered by Deloitte in connection with their audit of the Company's consolidated financial statements and reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for 2002 was approximately $622,000.

     Financial Information Systems Design and Implementation Fees. There were no professional services rendered by Deloitte in 2002 related to financial information systems design and implementation.

     All Other Fees. The aggregate fees for all other services rendered by Deloitte in 2002 was approximately $1,106,000 and can be sub-categorized as follows:

       Attestation Fees. The aggregate fees for attestation services rendered by Deloitte for matters such as audits of employee benefit plans, due diligence pertaining to a contemplated acquisition and consultation on accounting matters or transactions was approximately $460,000.

       Other Fees. The aggregate fees for all other services such as consultation related to tax planning, advice and compliance (including due diligence pertaining to a contemplated acquisition), and evaluation and design of various employee benefit matters rendered by Deloitte in 2002 was approximately $646,000.

     Representatives of Deloitte are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any other matters which may come before the Annual Meeting, nor has the Company received notice of any matter by the deadline prescribed by Rule 14a-4(c) under the Exchange Act. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to any such matters, and the persons named in the accompanying proxy intend to vote in accordance with their best judgment on such matters.

     All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to this solicitation, officers, directors and regular employees of the Company, without any additional compensation, may solicit proxies by mail, telephone or personal contact. Morrow & Co., Inc. has been retained to assist in the solicitation of proxies for a fee of $4,000, plus reasonable out-of-pocket expenses. The Company will, upon request, reimburse brokerage houses and other nominees for their reasonable expenses in sending proxy materials to their principals.

                              STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy materials for the Annual Meeting in 2004 should be addressed to the Company's Secretary, 2511 Garden Road, Suite 200, Monterey, California 93940, and must be received no later than January 20, 2004. In addition, the Company's Restated By-laws currently require that for business to be properly brought before an annual meeting by a stockholder, regardless of whether included in the Company's proxy statement, the stockholder must give written notice of his or her intention to propose such business to the Secretary of the Company, which notice must be delivered to, or mailed and received at, the Company's principal executive offices not less than forty-five (45) days prior to the date on which the Company first mailed its proxy materials for the prior year's Annual Meeting (which cut-off date will be April 11, 2004 in the case of the Annual Meeting in 2004). Such notice must set forth as to each matter the stockholder proposes to bring before the Annual
Meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such proposal. The Restated By-laws further provide that the chairman of the Annual Meeting may refuse to permit any business to be brought before an Annual Meeting without compliance with the foregoing procedures.

                                    By Order of the Board of Directors,

                                    Gerald J. Kitchen
                                    Executive Vice President,
                                    General Counsel,
                                    Chief Administrative Officer
                                    and Secretary

Monterey, California
May __, 2003

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND 10-K/A FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS). REQUESTS SHOULD BE MADE TO MR. GERALD J. KITCHEN, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL, CHIEF ADMINISTRATIVE OFFICER AND SECRETARY, 2511 GARDEN ROAD, SUITE 200, MONTEREY, CALIFORNIA 93940.

--------------------------------------------------------------------------------
PROXY - CENTURY ALUMINUM COMPANY
--------------------------------------------------------------------------------

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING, JUNE 24, 2003

The undersigned appoints Gerald J. Kitchen and Peter C. McGuire the proxies (each with power to act alone and with power of substitution) of the undersigned to vote at the Annual Meeting of Stockholders of Century Aluminum Company to be held at the executive offices of the Company, Monterey, CA at 9:00 a.m., local time, on Tuesday, June 24, 2003, and at any adjournment, all shares of stock which the undersigned is entitled to vote thereat upon all matters properly brought before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

[CENTURY ALUMINUM LOGO]                                   PRELIMINARY TRUST CARD
                                                            DATED MAY 16, 2003
MR A SAMPLE
DESIGNATION (IF ANY)



                                                        HOLDER ACCOUNT NUMBER



[UPC CODE]

[BAR CODE]

[ ] Mark this box with an X if you have made changes to your name or address details above.

--------------------------------------------------------------------------------
ANNUAL MEETING PROXY CARD
--------------------------------------------------------------------------------

A ELECTION OF CLASS I DIRECTORS FOR TERM TO EXPIRE IN 2006

1. The Board of Directors recommends a vote FOR the listed nominees.

                                   FOR         WITHHELD
01 - Roman A. Bninski              [ ]            [ ]

02 - Stuart M. Schreiber           [ ]            [ ]

03 - Willy R. Strothotte           [ ]            [ ]

B PROPOSALS

The Board of Directors recommends a vote FOR the following proposals.

                                                      FOR    AGAINST   ABSTAIN
2. Proposal to amend the Restated Certificate of      [ ]      [ ]       [ ]
   Incorporation of the Company to increase the maximum number of directors authorized to serve on the Board of Directors from 9 to 11.

                                                      FOR    AGAINST   ABSTAIN
3. Proposal to ratify the appointment of              [ ]      [ ]       [ ]
   Deloitte &Touche LLP as auditors for fiscal year 2003.


4. By signing below, the undersigned authorizes the proxies to vote, in their discretion, upon such other matters as may properly come before the meeting.

Please mark this box with an X if you plan to         [ ]
attend the annual meeting.

C AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR
  INSTRUCTIONS TO BE EXECUTED.

Please sign exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporation officer, give full title. If more than one trustee, all should sign.

Signature 1 - Please keep signature within the box [                     ]

Signature 2 - Please keep signature within the box [                     ]

Date (mm/dd/yyyy)                                     [ ][ ]/[ ][ ]/[ ][ ][ ][ ]